EXHIBIT 99.1

Greg Parker
Investor Relations
210/220-5632
Or
Renee Sabel
Media Relations
210/220-5416
FOR IMMEDIATE RELEASE
January 25, 2006

CULLEN/FROST REPORTS 4th QUARTER RESULTS, RECORD ANNUAL EARNINGS FOR
2005 AND TIMING OF EARNINGS CONFERENCE CALL

SAN ANTONIO - Cullen/Frost Bankers, Inc. today reported net income for the fourth quarter of 2005 of $44.9 million, or $.81 per diluted common share, a 17.2 percent increase over fourth quarter 2004 earnings of $38.3 million, or $.71 per diluted common share. For the last quarter of 2005, returns on average assets and equity were 1.63 percent and 18.52 percent respectively, compared to 1.52 percent and 18.18 percent for the same quarter of 2004.

The company also reported record annual earnings of $165.4 million, or $3.07 per diluted common share for 2005, an increase of 17.1 percent compared to 2004 earnings of $141.3 million, or $2.66 per diluted common share. For the year, returns on average assets and equity were 1.63 percent and 18.78 percent respectively, compared to the 1.47 percent and 17.91 percent reported in 2004.

"I am extremely pleased to report that 2005 was another record year for our company," said Dick Evans, Cullen/Frost chairman and CEO. "We announced three acquisitions during the year and closed on one of them, Horizon Capital Bank in the Houston area. During the first quarter, we anticipate closing on the other two, Texas Community Bank in Dallas and Alamo Bank of Texas in the Rio Grande Valley, and we are especially pleased to be bringing these outstanding banks into our Frost family.

"Impacting our positive performance for the year were rising interest rates, along with an improving economy and the continuing effects of a strong sales discipline among our staff. As a result of a rising interest rate environment - which is a positive for a bank like Frost with an asset-sensitive balance sheet - net interest margin for the year rose again to 4.45 percent, the highest level since 2002. Loans ended the year at $6.1 billion, reaching their highest level ever, and deposits rose to $9.1 billion, also a record.

"This great performance would not be possible without our exceptional staff, who worked hard to execute our plan and manage expenses this year. With their continued support and dedication, Cullen/Frost will continue to focus on our core disciplines as we expand on the foundation of our success in building long-term customer relationships and enhancing shareholder value."

For the year ended December 31, 2005, average annual total loans rose 16.0 percent to $5.6 billion from $4.8 billion for the previous year. Average annual total deposits for 2005 increased to $8.1 billion, up 4.7 percent over the $7.8 reported in 2004. Net interest income on a taxable-equivalent basis grew to $398.9 million, reflecting increasing volumes and rising interest rates throughout the year. This represents an 18.3 percent increase over the $337.1 million reported for 2004. For the year, non-interest income increased to $230.4 million, a 2.3 percent increase over the previous year, while non-interest expenses rose 6.4 percent over the previous year to $367.0 million. A $3.4 million net loss from securities transactions recorded in 2004 impacts the comparison over the periods.

Noted financial data for the fourth quarter follows:

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The Corporation acquired Horizon Capital Bank - with loans of $326.3 million and deposits of $319.1 million - after the close of business on October 7, 2005. These loans and deposits, and the results of operations, are included from the date of acquisition.

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Net interest income on a taxable-equivalent basis increased 23.0 percent to $110.0 million, from the $89.4 million reported a year earlier. This increase in net interest income was impacted in part by an 8.7 percent increase in average deposits from the fourth quarter of 2004, to $8.7 billion, which in turn contributed to a rise of $736 million in average earning assets compared to the fourth quarter last year. The earning asset mix improved when average loans for the quarter rose to $6.0 billion, 19.6 percent higher than the $5.0 billion reported for the same period a year earlier. The rising rate environment during 2005 also had a positive impact on the Corporation's net interest income and net interest margin. The net interest margin was 4.54 percent for the fourth quarter, up from 4.04 percent for the fourth quarter of 2004.

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Non-interest income for the fourth quarter of 2005 was $56.6 million, compared to the $55.8 million reported a year earlier. Trust fees rose 8.4 percent to $15.1 million, compared to $13.9 million for the same quarter of 2004. Insurance commissions and fees were $5.5 million, down from $6.5 million a year earlier. This decrease is due in part to the loss of commission revenues in the employee benefits group of the Austin region due to the departure of certain revenue-producing employees and related business. With the company's insurance operations in a rebuilding mode in 2005, we believe that we now have a solid structure and the right people in place to build revenue going forward.
   Service charges on deposits were down 5.3 percent for the same period to $19.7 million. The decrease is primarily due to the rising interest rate environment, in which commercial treasury management customers earn more credit for their deposit balances. This, in turn, reduces the amount of fees paid for these services.
   Other non-interest income was $10.7 million, a 22.6 percent increase over the $8.8 million reported a year earlier. The largest factors contributing to this increase were higher income from Visa checkcard usage and higher earnings received from balances the Corporation maintains related to its official check program.

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For the quarter, non-interest expense was $95.1 million, up $8.3 million or 9.6 percent from the $86.7 million for the fourth quarter of 2004. Combined, salaries and wages and employee benefits were up $2.9 million over the same quarter a year earlier, as a result of normal annual merit and market increases, along with an increase in the number of employees which was impacted by the Horizon acquisition completed in October of 2005. Net occupancy expense was up $1.1 million to $8.2 million, primarily the result of higher electricity costs and property taxes, which were also impacted by the additional locations from the Horizon acquisition. Other expenses were up $4.6 million from the same quarter last year and were also impacted by the Horizon acquisition, including $739,000 in conversion related expenses. Higher marketing related costs, travel and business development related costs, professional expenses and sundry losses contributed to the increase.

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For the fourth quarter of 2005, the provision for possible loan losses was $3.0 million, compared to net charge-offs of $2.9 million. The company did not record a provision in the fourth quarter of 2004, compared to net charge-offs of $1.3 million. The allowance for possible loan losses as a percentage of total loans was 1.32 percent at December 31, 2005, compared to 1.47 percent at year-end 2004. Non-performing assets were $38.9 million at year-end, compared to $40.8 million the previous quarter and $39.1 million at the end of 2004.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, January 25, 2006 at 10:00 a.m. Central Time (CT) to discuss the results for the quarter and the year. The media and other interested parties are invited to access the call in a "listen only" mode at 800-944-6430. Digital playback of the conference call will be available after 12:00 p.m. CT until midnight Sunday, January 29, 2006 with the Conference ID # of 4178558. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the website, www.frostbank.com, go to "About Frost" on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. is a financial holding company, headquartered in San Antonio, with assets of $11.7 billion at December 31, 2005. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Its subsidiary, Frost Bank, operates 83 financial centers across Texas in Austin, Boerne, Corpus Christi, Dallas, Fort Worth, Galveston, Harlingen, Houston, McAllen, New Braunfels, San Antonio and San Marcos. Founded in 1868, Frost is the largest national bank based in Texas, helping Texans with their financial needs during three centuries. Cullen/Frost Bankers' stock is traded on the New York Stock Exchange under the symbol CFR.

Forward-Looking Statements and Factors that Could Affect Future Results

   Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"), notwithstanding that such statements are not specifically identified. In addition, certain statements may be contained in the Corporation's future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as "believes", "anticipates", "expects", "intends", "targeted", "continue", "remain", "will", "should", "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

   Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

w	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation's assessment of that impact.
w	Changes in the level of non-performing assets and charge-offs.
w	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.
w	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.
w	Inflation, interest rate, securities market and monetary fluctuations.
w	Political instability.
w	Acts of war or terrorism.
w	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.
w	Changes in consumer spending, borrowings and savings habits.
w	Changes in the financial performance and/or condition of the Corporation's borrowers.
w	Technological changes.
w	Acquisitions and integration of acquired businesses. See the Corporation's Current Reports on Form 8-K filed with the SEC on September 2, 2005 and November 10, 2005.
w	The ability to increase market share and control expenses.
w	Changes in the competitive environment among financial holding companies and other financial service providers.
w	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.
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The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

w	Changes in the Corporation's organization, compensation and benefit plans.
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The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

w	Greater than expected costs or difficulties related to the integration of new products and lines of business.
w	The Corporation's success at managing the risks involved in the foregoing items.

   Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	2005				2004

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

CONDENSED INCOME STATEMENTS

Net interest income	$107,800	$99,285	$94,078	$90,103	$87,888
Net interest income(1)	109,968	101,255	95,926	91,789	89,416
Provision for possible loan losses	2,950	2,725	2,175	2,400	--
Non-interest income:
Trust fees	15,059	14,463	14,541	14,290	13,886
Service charges on deposit accounts	19,749	20,173	19,462	19,367	20,855
Insurance commissions and fees	5,539	7,389	6,193	8,610	6,536
Other charges, commissions and fees	5,438	4,886	4,821	4,288	5,709
Net gain (loss) on securities transactions	19	--	--	--	--
Other	10,749	11,143	12,716	11,484	8,765

Total non-interest income	56,553	58,054	57,733	58,039	55,751

Non-interest expense:
Salaries and wages	43,787	41,818	40,454	40,000	40,588
Employee benefits	9,252	9,973	10,315	12,037	9,568
Net occupancy	8,244	8,111	7,408	7,344	7,157
Furniture and equipment	5,983	6,202	5,925	5,802	5,999
Intangible amortization	1,160	1,050	1,278	1,371	1,370
Other	26,652	24,838	24,070	23,933	22,053

Total non-interest expense	95,078	91,992	89,450	90,487	86,735

Income before income taxes	66,325	62,622	60,186	55,255	56,904
Income taxes	21,408	20,167	19,502	17,888	18,573

Net income	$44,917	$42,455	$40,684	$37,367	$38,331

PER SHARE DATA

Net income - basic	$0.83	$0.81	$0.78	$0.72	$0.74
Net income - diluted	0.81	0.79	0.77	0.70	0.71
Cash dividends	0.30	0.30	0.30	0.265	0.265
Book value at end of quarter	18.03	17.03	16.81	15.59	15.84

OUTSTANDING SHARES

Period-end shares	54,483	52,657	52,308	51,817	51,924
Weighted-average shares - basic	54,015	52,345	51,884	51,653	52,083
Dilutive effect of stock compensation	1,346	1,285	1,246	1,416	1,555
Weighted-average shares - diluted	55,361	53,630	53,130	53,069	53,638

SELECTED ANNUALIZED RATIOS

Return on average assets	1.63%	1.68%	1.67%	1.54%	1.52%
Return on average equity	18.52	18.98	19.35	18.31	18.18
Net interest income to average earning assets(1)	4.54	4.52	4.42	4.29	4.04

(1) Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2005				2004

	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$6,008	$5,593	$5,483	$5,286	$5,023
Earning assets	9,587	8,916	8,697	8,666	8,851
Total assets	10,901	10,037	9,786	9,840	10,028
Non-interest-bearing demand deposits	3,302	2,964	2,869	2,897	2,947
Interest-bearing deposits	5,378	5,052	5,005	5,058	5,035
Total deposits	8,680	8,016	7,874	7,955	7,982
Shareholders' equity	962	887	844	828	839

Period-End Balance:
Loans	$6,085	$5,710	$5,589	$5,403	$5,165
Earning assets	10,197	9,185	8,903	8,768	8,892
Goodwill and intangible assets	184	111	112	115	117
Total assets	11,741	10,280	9,951	9,849	9,953
Total deposits	9,146	8,283	8,011	8,003	8,106
Shareholders' equity	982	897	879	808	822
Adjusted shareholders' equity(1)	1,033	928	890	849	833

ASSET QUALITY

($ in thousands)
Allowance for possible
loan losses	$80,325	$77,117	$77,103	$76,538	$75,810
as a percentage of
period-end loans	1.32%	1.35%	1.38%	1.42%	1.47%

Net charge-offs	$2,928	$2,711	$1,610	$1,672	$1,304
Annualized as a percentage
of average loans	0.19%	0.19%	0.12%	0.13%	0.10%

Non-performing assets:
Non-accrual loans	$33,179	$34,432	$34,205	$32,884	$30,443
Foreclosed assets	5,748	6,394	7,130	8,189	8,673

Total	$38,927	$40,826	$41,335	$41,073	$39,116
As a percentage of:
Total loans and
foreclosed assets	0.64%	0.71%	0.74%	0.76%	0.76%
Total assets	0.33	0.40	0.42	0.42	0.39

CONSOLIDATED CAPITAL RATIOS

Tier 1 Risk-Based
Capital Ratio	12.24%	13.01%	12.84%	12.73%	12.83%
Total Risk-Based
Capital Ratio	14.94	15.92	15.82	15.82	15.99
Leverage Ratio	9.62	10.16	10.06	9.51	9.18
Equity to Assets Ratio (period-end)	8.37	8.72	8.84	8.20	8.26
Equity to Assets Ratio (average)	8.82	8.84	8.62	8.41	8.37

(1) Shareholders' equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
(In thousands, except per share amounts)

	Year Ended December 31

	2005	2004	2003	2002	2001

CONDENSED INCOME STATEMENTS

Net interest income	$391,266	$331,438	$313,758	$313,773	$315,826
Net interest income(1)	398,938	337,102	318,945	318,772	320,695
Provision for possible loan losses	10,250	2,500	10,544	22,546	40,031
Non-interest income:
Trust fees	58,353	53,910	47,486	47,463	48,784
Service charges on deposit accounts	78,751	87,415	87,805	78,417	70,534
Insurance commissions and fees	27,731	30,981	28,660	25,912	18,598
Other charges, commissions and fees	19,433	19,353	18,668	16,860	16,176
Net gain(loss) on securities transactions	19	(3,377)	40	88	78
Other	46,092	36,828	32,702	32,229	29,547

Total non-interest income	230,379	225,110	215,361	200,969	183,717

Non-interest expense:
Salaries and wages	166,059	158,039	146,622	139,227	138,347
Employee benefits	41,577	40,176	38,316	34,614	35,000
Net occupancy	31,107	29,375	29,286	28,883	29,419
Furniture and equipment	23,912	22,771	21,768	22,597	23,727
Intangible amortization	4,859	5,346	5,886	7,083	15,127
Restructuring charges	--	--	--	--	19,865
Other	99,493	89,323	84,157	79,738	78,172

Total non-interest expense	367,007	345,030	326,035	312,142	339,657

Income from continuing operations,
Before income taxes	244,388	209,018	192,540	180,054	119,855
Income taxes	78,965	67,693	62,039	57,821	39,749

Income from continuing operations	165,423	141,325	130,501	122,233	80,106
Loss from discontinued operations,
net of tax	--	--	--	(5,247)	(2,200)
Cumulative effect of accounting
change, net of tax	--	--	--	--	3,010

Net income	$165,423	$141,325	$130,501	$116,986	$80,916

PER SHARE DATA

Income from continuing
operations - basic	$3.15	$2.74	$2.54	$2.40	$1.55
Income from continuing
operations - diluted	3.07	2.66	2.48	2.33	1.50
Net income - basic	3.15	2.74	2.54	2.29	1.57
Net income - diluted	3.07	2.66	2.48	2.23	1.52
Cash dividends	1.165	1.035	0.94	0.875	0.84
Book value	18.03	15.84	14.87	13.72	11.58

OUTSTANDING SHARES

Period-end shares	54,483	51,924	51,776	51,295	51,355
Weighted-average shares - basic	52,481	51,651	51,442	51,001	51,530
Dilutive effect of stock
compensation	1,322	1,489	1,216	1,422	1,818
Weighted-average shares - diluted	53,803	53,140	52,658	52,423	53,348

SELECTED ANNUALIZED RATIOS

Income from continuing operations
ROA	1.63%	1.47%	1.36%	1.46%	1.02%
Return on average assets	1.63	1.47	1.36	1.40	1.03
Income from continuing operations
ROE	18.78	17.91	17.78	18.77	13.05
Return on average equity	18.78	17.91	17.78	17.96	13.18
Net interest income to average
earning assets(1)	4.45	4.05	3.98	4.58	4.89

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.
CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	Year Ended December 31

	2005	2004	2003	2002	2001

BALANCE SHEET SUMMARY

($ in millions)
Average Balance:
Loans	$5,594	$4,823	$4,497	$4,537	$4,547
Earning assets	8,969	8,352	8,011	6,961	6,565
Total assets	10,143	9,619	9,584	8,353	7,842
Non-interest-bearing demand deposits	3,009	2,915	3,038	2,540	2,187
Interest bearing deposits	5,124	4,852	4,539	4,354	4,364
Total deposits	8,133	7,767	7,577	6,894	6,551
Shareholders' equity	881	789	734	651	614

Period-End Balance:
Loans	$6,085	$5,165	$4,591	$4,519	$4,519
Earning assets	10,197	8,892	8,132	7,710	6,811
Goodwill and intangible assets	184	117	115	119	124
Total assets	11,741	9,953	9,672	9,536	8,375
Total deposits	9,146	8,106	8,069	7,628	7,098
Shareholders' equity	982	822	770	704	595
Adjusted shareholders' equity(1)	1,033	833	762	671	609

ASSET QUALITY

($ in thousands)
Allowance for possible loan losses	$80,325	$75,810	$83,501	$82,584	$72,881
As a percentage of period-end loans	1.32%	1.47%	1.82%	1.83%	1.61%

Net charge-offs:	$8,921	$10,191	$9,627	$12,843	$30,415
As a percentage of average loans	0.16%	0.20%	0.21%	0.28%	0.67%

Non-performing assets:
Non-accrual loans	$33,179	$30,443	$47,451	$34,861	$33,196
Foreclosed assets	5,748	8,673	5,343	8,047	4,234

Total	$38,927	$39,116	$52,794	$42,908	$37,430
As a percentage of:
Total loans plus foreclosed
assets	0.64%	0.76%	1.15%	0.95%	0.83%
Total assets	0.33	0.39	0.55	0.45	0.45

(1)	Shareholders' equity excluding accumulated other comprehensive income, net of tax.